Exhibit 5.1

Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

March 7, 2012

Parametric Sound Corporation
1941 Ramrod Avenue, Suite #100
Henderson, NV  89014

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Parametric Sound Corporation, a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of (i) up to 2,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 300,000 shares of Common Stock subject to the underwriter’s over-allotment option, and (ii) up to 230,000 shares of Common Stock issuable upon exercise of a warrant (the “Warrant”) issued by  the Company to MDB Capital Group LLC as additional underwriting compensation in connection with the offer and sale of the Shares (the “Warrant Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the state laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, federal, state or municipal, or the laws of any local agency within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.           When the Company files the Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada, a form of which has been filed as an exhibit to the Registration Statement, when the price at which the Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company, and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the underwriting agreement referred to in the prospectus (the “Prospectus”) which is part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable; and

Parametric Sound Corporation
March 7, 2012

2.           The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Durham Jones & Pinegar, P.C.

/s/ Durham, Jones & Pinegar, P.C.